Exhibit 10.1

IHS Markit UK Services Limited

and

Edouard Tavernier

____________________________________________

DUAL SIGNATURE SEPARATION AGREEMENT
____________________________________________

WITHOUT PREJUDICE SUBJECT TO CONTRACT
Covered by section 111A of the Employment Rights Act 1996

THIS AGREEMENT is made

BETWEEN

A.IHS Markit UK Services Limited of 4th Floor Ropemaker Place, 25 Ropemaker Street, London, United Kingdom, EC2Y 9LY (the “Employer”); and

B.Edouard Tavernier of 29 Rotherwick Road, London, United Kingdom, NW11 7DG (“you”) together referred to as the “Parties”.

1.Termination, Payments, and Transition Period
1.1.You have been employed by the Employer since 6 January 2002, most recently under a contract of employment dated 16 March 2022 (your “Contract”).
1.2.It is agreed that your employment with the Employer will terminate due to your resignation on 30th September 2025 (the “Separation Date”) under the terms of this Agreement. The Employer agrees that it will not make you a payment in lieu of notice to terminate your employment prior to the Separation Date.
1.3.From the date of this Agreement through the Separation Date (the “Transition Period”), you will:
1.3.1.continue to be employed by the Employer;
1.3.2.take your annual leave that is pre-scheduled as at the date of this Agreement;
1.3.3.be deemed to serve your contractual notice period in full;
1.3.4.receive your basic salary and benefits up to and including the Separation Date in the usual manner;
1.3.5.Except as otherwise provided for in this Agreement, your base salary and benefits will cease with effect from midnight on the Separation Date and any loans, payments or overpayments due from you to the Employer may be deducted from the payments due to you under this Agreement. As at the date of this Agreement, the Employer confirms that they are not aware of any such loans, payments or overpayments;
1.3.6.be paid any outstanding expenses in accordance with the Employer’s standard policy, and subject to receipt of a properly constructed and evidenced expenses claim form.
1.4.The Employer may in its sole discretion notify you that it elects to place you on garden leave for any remainder of the Transition Period through the Separation Date (“Garden Leave”). During any period of Garden Leave, the terms of this

Clause 1 in respect of pay and benefits (including the Transition Payments and Compensation Payments (each, as defined below)) will continue to apply, and you will remain an employee of the Employer. However:
1.4.1.you will not be required to attend work or undertake any of the Transition Duties as set forth in Clause 1.5.4 unless requested to do so by the Employer;
1.4.2.you must not attend any premises of the Employer or any of its Associated Companies without the prior consent of the Employer;
1.4.3.you must not contact any clients, customers, suppliers or business contacts of the Employer or undertake any work on behalf of the Employer or any Associated Company, without the prior written consent of the Employer;
1.4.4.you must not contact or have any dealings with any employees of the Employer or any Associated Company other than for a purely social reason without the Employer 's prior written consent;
1.4.5.your obligations of fidelity and confidentiality remain in force; and
1.4.6.you must notify the Employer of any change of address and contact details.

1.5.In addition to your basic salary and benefits during the Transition Period, you will receive the following Transition Payments (collectively “Transition Payments”), which you would not otherwise be entitled to. In consideration for these Transition Payments you shall: (i) on the First Execution Date (defined in Clause 2.1.1) execute the Post-Employment Restrictive Covenant Agreement (the “RC Agreement”) attached hereto as Annex 1 which is fully incorporated herein by reference; and (ii) provide your reasonable assistance in transitioning your duties in an orderly fashion (“Transition Duties”) to a newly appointed leader (or interim leader), such leader to be determined solely by S&P Global, Inc. (unless you are placed on Garden Leave and not required to undertake any of the Transition Duties in accordance with Clause 1.4.1 at the sole discretion of the Employer):
1.5.1.a one-time cash payment equivalent to $900,000 USD to be paid on 30th March 2026; and
1.5.2.a one-time cash payment equivalent to $3,100,000 USD to be paid on the earlier of the completion of the transition of S&P Mobility into its new corporate form (“Transaction”), as described in Clause 1.6 below, or 30th September 2026. For the avoidance of doubt, if completion of the Transaction has not occurred by 30th September 2026, or does not occur for any reason, this payment will be paid on 30th September 2026;
1.5.3.Such Transition Payments will be paid in GBP at the prevailing GBP/USD exchange rate on the date of payment but at no lower than0.7581 GPB to 1 USD, directly into a bank account nominated by you and notified to the Employer and will be paid even if you are placed on Garden Leave and not required to undertake any of the Transition duties in accordance with Clause
1.4.1 at the sole discretion of the Employer.

1.5.4.“Transition Duties” include, but are not limited to, continuing to perform your duties in an orderly fashion as an active employee of the Employer in good standing, using reasonable endeavors to ensure (so far as is within your control) S&P Mobility is led as business is usual, using best endeavors to attend all reasonably required meetings (on reasonable notice) with Executive Leadership Team to support the Transaction and management meetings with potential acquirers upon request, and identifying and communicating risks associated with the Employer or the Transaction to Executive Leadership Team, in each case provided you are not placed on Garden Leave. You represent you have not (save as disclosed to the Employer), and shall not communicate in any manner with external parties including potential investors, potential purchasers, counsel, advisors (save your legal advisors advising you on this Agreement) or private equity, about the sale, spin or any other potential corporate transaction involving all or part of the S&P Mobility businesses, without the express consent of the Chief Executive Officer of S&P Global, Inc., save to the extent required in the proper performance of your duties, including the Transition Duties.
1.6.The Parties accept and acknowledge that, for the purposes of Clause 1.5.2 above, the precise form of the Transaction in contemplation is not yet known, but that completion of the Transaction shall mean: (i) if the Transaction is implemented as a ‘spin’, completion of the ‘spin’; (ii) if the Transaction amounts to a sale (share or asset sale), completion of the sale; and (iii) if the Transaction amounts to a sale of part and a ‘spin’ of part, completion of the ‘spin’.
1.7.You will not be entitled to an annual bonus for the 2025 fiscal year (but you are entitled to retain your annual bonus for the 2024 fiscal year in full).
1.8.You will be entitled to retain any and all equity that has already vested as of the First Execution Date (as defined in Clause 2.1.1) and/or is held as shares in your name, and there will be no application of malus/clawback or any other applicable or potential repayment/clawback provisions relating to any such vested awards / shares or the annual bonus for the 2024 fiscal year. Schedule 3 includes a table setting out the awards that have vested / shares that are held in your name and which are consequently retained, and those outstanding or unvested equity awards that will lapse.
1.9.The Employer will also, as soon as reasonably practicable following the Separation Date, pay you a sum in lieu of any accrued but unused holiday entitlement for the current holiday year (subject to applicable deductions for income tax and employee national insurance contributions) and will issue your P45.
1.10.You agree that, except for the payments and benefits referred to in this Agreement, no other sums or benefits are due to you from the Employer or any Associated Company or Individual.
2.Compensation Payment

2.1.The Employer shall provide the Compensation Payment (as described in Clause 2.2) to you on its own behalf, and on behalf of all Associated Companies and/or Individuals, without admission of any liability, subject to:
2.1.1.receipt by the Employer of this Agreement signed by you, together with the Certificate signed by the lawyer whose name appears in the certificate at Schedule 1 (the “Solicitor”) on, or within 2 working days following, the date of this Agreement (the date of your signature of this Agreement being the “First Execution Date”); and
2.1.2.receipt by the Employer of the Reaffirmation Certificate at Schedule 4 signed by you on or within 7 working days of the Separation Date (the date of signature by you of the Reaffirmation Certificate being the “Second Execution Date”), together with a copy of the Certificate at Annex 1 of the Reaffirmation Certificate signed by the Solicitor (or another relevant independent adviser) on, or within 2 working days of the Second Execution Date;
2.1.3.that you have complied with all of the material terms of your Contract. The Employer confirms that, as at the date of this Agreement, it is not aware of any breaches by you of the terms of your Contract.

2.2.The Employer shall pay you the sum of £30,000 (Thirty Thousand Pounds) as compensation in respect of the termination of your employment (the “Compensation Payment”) in a lump sum within thirty (30) days after both conditions in Clauses 2.1.1 and 2.1.2 have been met.in accordance with Clause
3.2 below directly into a bank account nominated by you. For the avoidance of doubt, the Compensation Payment will be paid whether or not you are placed on Garden Leave.
3.Tax Treatment and Indemnity

3.1.As at the Separation Date you will have worked (or been on Garden Leave) for the period of notice to which you are entitled under your Contract. Accordingly, the Parties agree that the post-employment notice pay calculated in accordance with section 402D(1) of the Income Tax (Earnings and Pensions) Act 2003 is nil and accordingly that no part of the Transition Payments and/or Compensation Payment are taxable as Post Employment Notice Pay.
3.2.It is the Parties' understanding that Part 6, Chapter 3 ITEPA applies in respect of up to £30,000 of the Compensation Payment and that, therefore this sum shall be paid free of income tax and national insurance contributions as a termination award under the threshold within the meaning of section 402A(1) and 403 of ITEPA.
3.3.If income tax and/or employee's national insurance contributions are payable, whether in respect of the Compensation Payment or any other benefits provided to you or on your behalf under this Agreement, the responsibility for payment will be yours. Save for any income tax and employee national insurance contributions deducted by the Employer, you hereby undertake to indemnify and hold the Employer harmless against all other income tax and employee national insurance contributions in respect of the Compensation Payments or other benefits provided to you under this Agreement, and all costs, claims, expenses or proceedings, penalties and interest incurred by the Employer (save for any interest, penalties, costs and expenses which are incurred as a result of the Employer or any Associated Company's error, default or delay) which arise out of or in connection with any liability to pay (or deduct) income tax or employee national insurance contributions in respect of such payments or benefits.
3.4.The Employer will give you reasonable notice of any demand for tax which may lead to liabilities on you under the indemnity at Clause 3.3 above and will provide you (at your expense) with reasonable access to any documentation that you may reasonably require to challenge such a claim (provided that nothing in this clause will prevent the Employer from complying with its legal obligations with regard to HM Revenue & Customs or other appropriate authority).
4.Employer Property

4.1.You warrant that you have deleted irretrievably (to the extent technically practicable) any information relating to the business of the Employer, Associated

Companies, and/or its or their customers, clients or suppliers that you have stored on any magnetic, digital or optical disk or memory, website, email account or any other device and all matter derived from such sources (or any other source) which is in your possession or under your control outside the premises or control of the Employer.
4.2.You confirm you have provided (or will provide, if requested, prior to the Separation Date) to the Employer full details of all current passwords used by you in respect of computer equipment or other devices belonging to the Employer, or its Associated Companies.
4.3.You shall, subject to Clause 4.6, within three business days of the Separation Date:
4.3.1.subject to Clause 4.4 below, return all property belonging to the Employer including (but not limited to) any company credit card, keys, security pass, identity badge, mobile devices, and all documents and copies (whether written, printed, electronic, recorded or otherwise and wherever located) made, compiled or acquired by you during your employment with the Employer or relating to the business or affairs of the Employer;
4.3.2.copy to the Employer and then irretrievably delete from,
(a)any device and
(b)from any form of data memory or data storage

which is used by or which is in your possession or under your control or accessible by you including but not limited to cloud storage, all documents, drawings, graphics, communications and information belonging to, obtained from, or prepared for, or in relation to the Employer or any Associated Company or any of its or their respective Key Employees (as defined in RC Agreement), customers or clients; and
you shall not retain any copy, summary of precis of the same.
4.3.3.you shall not copy (save as required by Clause 4.3.2), delete, or alter any of the foregoing before you return the information and property per the above clauses.
4.4.You shall be permitted to retain the video equipment (digital camera and lighting equipment) installed at your current address. Your right to retain this device shall not extend to any Employer data, or application stored thereon, which will be removed by the Employer.
4.5.The Employer will arrange a courier (at its cost), on a date and time to be mutually agreed with you, to collect any property required to be returned by you to the

Employer under Clause 4.3 above.
4.6.It is acknowledged and agreed that you are permitted to retain the folder named ‘Personal’ on your desktop computer. In accordance with the Employer’s standard procedure, the Employer will procure that a member of the People Team and IT Team download the relevant folder for you, and that they will provide it to you on a USB drive.
5.Settlement and Waiver of Claims
5.1.You confirm that you have not commenced, initiated or otherwise caused to initiate any proceedings against the Employer or its Associated Companies or any of their directors, officers or employees (“Individuals”) before signing this Agreement in respect of claims waived under this Agreement including any Data Subject Access Requests pursuant to section 45 of the Data Protection Act 2018 (“SAR”) and/or grievances, and agree and undertake that you will not issue proceedings or grievances waived under this Agreement in respect of facts or circumstance in existence at the date of this Agreement against the Employer following completion of this Agreement save in respect of enforcing the terms of this Agreement or as otherwise permitted by Clause 5.8.
5.2.You confirm that before signing this Agreement you have taken independent legal advice from the Solicitor whose name appears in the certificate at Schedule 1 attached to this Agreement on the terms and effect of this Agreement, particularly its effect on your ability to pursue your rights or any claim before an Employment Tribunal. The Parties confirm that they intend this Agreement to take effect as a settlement agreement within the meaning of Section 203(3) of the Employment Rights Act 1996.
5.3.You warrant that you have informed the Solicitor of all relevant circumstances which might give rise to a claim against the Employer and you separately confirm that such claims are specifically listed in Clause 5.7.
5.4.The Solicitor is a qualified lawyer who advised you that there is in force and was at the time you received the advice referred to above, professional indemnity insurance cover in respect of a risk of a claim by you for any loss arising in consequence of her advice in relation to this Agreement.
5.5.You will, on or within 7 working days of the Separation Date, sign and date the Reaffirmation Certificate (in the form set out in Schedule 4) and shall ensure that the Solicitor (or another relevant independent adviser) signs and dates the Certificate in the form set out in Annex 1 of the Reaffirmation Certificate.
5.6.You agree and accept that the Compensation Payment and benefits to be given to you under this Agreement are without admission of liability by the Employer or any Associated Company or any Individual, and are in good faith, and you accept them in full and final settlement of all of the Relevant Claims (except as specifically referenced in Clause 5.8), and the Employment Protection Claims set out in Schedule 2 (each of which is waived by this clause except as specifically referenced in Clause 5.8), and any other claim, costs, expenses or rights of action of any kind you have or might have in each case as at the date of this Agreement against the Employer, Associated Companies, or Individuals arising from your employment with the Employer and or any Associated Companies, your Contract or its termination, and whether under English, U.S. federal or State law, European Law, or any other law.
5.7.“Relevant Claims” means claims against the Employer, any Associated Company, or Individuals, existing as at the First Execution Date, for any of the following arising out of, in connection with, or related to your employment by the Employer or its termination (subject to the exceptions at Clause 5.8 below):
5.7.1.unfair dismissal, under section 111 of the Employment Rights Act 1996; (as amended);
5.7.2.breach of contract;
5.7.3.for failure to pay the compensation that is equivalent to a protective award under section 192 of Trade Union and Labour Relations (Consolidation) Act 1992 (TULCRA );
5.7.4.for failure to pay the compensation that is equivalent to an award made under Regulation 16(1), Transfer of Undertakings (Protection of Employment) Regulations 2006 (TUPE 2006);
5.7.5.any claim in respect of any share options or any other bonus schemes held by you in the Employer or in any Associated Company or ancillary schemes offered or provided by the Employer or any Associated Company (save where an entitlement to any such payments/awards are set out in this Agreement);
5.7.6.unfair dismissal (constructive or otherwise) and/or detriment on the grounds of or in relation to claiming asserting or exercising a statutory right under the Employment Rights Act 1996 (as amended);
5.7.7.personal injury arising on discrimination and/or whistleblowing detriment;
5.7.8.personal injury, other than that arising on discrimination or whistleblowing detriment, of which you are aware after reasonable due diligence and/or the symptoms of which have manifested themselves to you as at the date of this Agreement;
5.7.9.any claim for physical or psychiatric illness relating to any aspect of your employment or its termination or any stress related claim and/or any claims relating to depression of any nature of which (having used reasonable diligence), you are aware;
5.7.10.a complaint under the Equality Act 2010 that there has been a contravention of Part 2 and/or Part 5 of that Act because of one or more of the following protected characteristics: age; race, disability, gender re- assignment, sex, sexual orientation, marriage or civil partnership or religion or belief;
5.7.11.any claim under tort and/or common law; and
5.7.12.victimisation.
5.8.Clause 5.6 above will not apply to any claims in relation to the enforcement of this Agreement, accrued pension rights as at the date of this Agreement (other than pension loss arising out of the termination of employment) or any claim for personal injury (save for any personal injury claim you are aware of or ought reasonably to have been aware of as at the date of this Agreement or brought as part of a claim of discrimination). By signing this Agreement, you confirm that you are not currently aware of any such claims.
5.9.You acknowledge that the conditions relating to Separation Agreements under section 77(4A) of the Sex Discrimination Act 1975 (in relation to claims under that Act and the Equal Pay Act 1970), section 72(4A) of the Race Relations Act 1976, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, paragraph 2 of schedule 3A of the Disability Discrimination Act 1995, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, paragraph 2(2) of schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, paragraph 2(2) of schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, regulation 40(4) of the Information and Consultation of Employees Regulations 2004, paragraph 12 of the schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 and paragraph 2(2) of schedule 5 of the Employment Equality (Age) Regulations 2006 and section 147 Equality Act 2010 have been satisfied.
5.10.Nothing in this Agreement shall preclude you, the Employer, or any Associated Companies from complying with any order of a court of competent jurisdiction, any law, any regulations of any statutory or regulatory authority, or any request of any government body (including, for the avoidance of doubt, HM Revenue & Customs), making a disclosure to a regulator regarding any misconduct, wrongdoing or serious breach of regulatory requirements, or reporting a criminal offence to any law enforcement agency, or co-operating with any law enforcement agency regarding a criminal investigation or prosecution. Furthermore, nothing in this Agreement shall preclude you from making a protected disclosure in accordance with the provisions set out in the Employment Rights Act 1996, or confirming to any third party (including any potential new employer) that you voluntarily resigned from your employment with the Employer (and the Employer and any Associated Companies may not make any statement to the contrary).
6.Warranties
6.1.You hereby warrant and agree that:
6.1.1.so far as you are aware, you have not breached any of the material terms of your Contract and there are no matters of which you are aware relating to any of your acts or omissions which, if disclosed to the Employer, would or might reasonably affect the Employer’s decision to enter into this Agreement;
6.1.2.if you bring a claim against the Employer or Associated Companies or any Individuals in respect of any claims waived / settled or intended to be waived
/ settled by this Agreement, including the Relevant Claims and any Employment Protection Claim listed in Schedule 2, you shall indemnify the Employer and any Associated Companies in respect of any award of compensation or damages made in your favour together with all reasonable costs and expenses incurred in defending the claim. This indemnity shall not apply to any claim you are permitted to pursue pursuant to Clause 5.8; and
6.1.3.notwithstanding Clause 5.1 above, any grievances or SAR that have been raised by you are hereby withdrawn and you further warrant that you have no other grievance with the Employer or any Associated Companies or any Individuals as at the date of this Agreement in respect of or in connection with your employment with the Employer or any Associated Companies, its termination or any other matter as at the date of this Agreement.
6.2.You acknowledge that the Employer has entered into this Agreement in reliance on the warranties you have given in it. The Employer hereby discharges and generally releases you both individually and in your corporate capacity from all known claims, causes of action, suits and damages which it may have now against you and reserves the right to cease payment of the Compensation Payment and Transition Payments should the Employer become aware of any conditions under which your separation would be considered a separation for Cause in accordance with your Contract. As at the date of this Agreement, the Employer is not aware of any conditions / circumstances under which your separation could be considered a separation for Cause. Notwithstanding anything herein to the contrary, nothing in this Agreement is intended to waive or release the Employer’s or Associated Company’s rights to enforce this Agreement and the post-employment obligations.
6.3.You agree that if reasonably called upon to do so in the two years following the Separation Date, you will provide reasonable assistance to the Employer or any Associated Companies in any audits, arbitration, mediation or litigation or any inquiry or investigation by a statutory or regulatory tribunal, authority or other body with which the Employer or any Associated Employee may be involved where you are or may have been a material witness or where you are reasonably able to provide material assistance, such assistance being subject to the preservation of your rights to assert any and all legal privileges. This may be, for example (and without limitation), to provide a witness statement, to give oral or written evidence at a court, adjudication or tribunal or any regulatory authority on behalf of the Employer or Associated Companies, or to review documents and/or give your opinion. You will be paid any genuine and reasonable receipted expenses (including but not limited to, legal fees) incurred by you in providing such assistance and you will be reimbursed for any appropriately evidenced loss of income and only to the extent permitted and provided for by any applicable rules, including any rules of Court or Practice Direction, from time to time.
6.4.You shall also be entitled to the benefits of any other insurance policies, including Directors and Officers insurance, and/or indemnities maintained by the Employer for the benefit of its officers and directors, including but not limited to any errors and omissions, employment practices liability, or similar policies, to the fullest extent permitted by such policies. For the avoidance of doubt, You will be indemnified for all actions taken in good faith and within the scope of your duties as the President of Mobility and such indemnification will include reimbursement of legal fees.
7.Post Termination Communications
7.1.In consideration of the provisions in Clause 7.2 below, you agree not to make or publish, or cause to be made or published, any defamatory, slanderous or otherwise derogatory statements or comments about the Employer, any Associated Companies, their products or services or any clients of the Employer or any Individuals.
7.2.The Employer agrees it will use its reasonable endeavors to ensure that none of its Directors make or cause to be made any defamatory, slanderous or otherwise derogatory statements or comments about you.

8.Miscellaneous
8.1.This Agreement is to be governed and construed in accordance with English Law and the parties submit to the exclusive jurisdiction of the English courts and tribunals.
8.2.A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.
8.3.Each paragraph and sub-paragraph of this Agreement is separate and severable. In the event that a paragraph of this Agreement shall be found to be void, if the paragraph would be valid if a sub-paragraph was deleted or if some part of the offending paragraph was deleted, such paragraph or sub-paragraph will apply with such modifications as may be necessary to make the Agreement enforceable.
8.4.“Associated Companies” means any company which is a subsidiary or parent undertaking of the Employer or which is a parent or subsidiary undertaking of any parent or subsidiary undertaking of the Employer, within the meaning of sections 1159 and 1162 of the Companies Act 2006, except that the term “subsidiary” shall include a company that is held with 50% ownership, voting rights or board membership, specifically including S&P Global UK Limited, S&P Global Inc., IHS Markit Ltd., Markit Group Ltd., and all direct and indirect subsidiaries thereof.
8.5.“ITEPA” means Income Tax (Earnings and Pensions) Act 2003.
8.6.“Post-Employment Notice Pay” has the meaning given in section 402D of ITEPA.
8.7.The Contracts (Rights of Third Parties) Act 1999 shall apply to this Agreement to the extent that the Agreement may be enforced by any Associated Companies. No person other than you and the Employer or any Associated Companies will have any rights under it.
8.8.No variation of this Agreement or of any of the documents referred to in it shall be valid unless it is in writing and signed by or on behalf of each of the Parties.
8.9.The Agreement, although marked “without prejudice and subject to contract” will, upon signature by both Parties and signature by the Solicitor on the Certificate at Schedule 1 returned to the Employer, cease to be without prejudice and will become open, evidencing an agreement binding upon the Parties.
8.10.No party shall have any claim for innocent or negligent misrepresentation based upon any statement in this Agreement. Nothing in this Agreement will, however, operate to limit or exclude any liability for fraud.

8.11.This Agreement may be executed via DocuSign or PDF and in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument, binding on the Parties.

EXECUTION PAGE

Signed: /s/ Girish Ganesan        Dated: 29 July 2025
Girish Ganesan, Chief People Officer
for and on behalf of IHS Markit UK Services Limited

Signed: /s/ Edouard Tavernier        Dated: 24 July 2025
Edouard Tavernier